Exhibit 99.1

Toreador Announces Bond Repurchase Program and Retains Merrill Lynch to Explore Strategic Options

DALLAS--(BUSINESS WIRE)--Toreador Resources Corporation (NASDAQ:TRGL) today announced its board of directors has authorized a program to repurchase up to $10 million of its 5% convertible senior notes due 2025 by December 31, 2008.

These repurchases will be made in the open market in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, or in privately negotiated transactions, subject to market conditions, applicable legal requirements and other factors. The plan does not obligate the company to acquire any particular amount of convertible bonds and the plan may be suspended at any time at the company’s discretion.

Toreador also announced that its board of directors has retained Merrill Lynch & Co. to assist in exploring strategic alternatives for the company.

“We are taking these steps to enhance shareholder value,” said Nigel Lovett, Toreador’s President and Chief Executive Officer. “Although we believe we have many exciting exploration prospects to evaluate over the next several years, we believe it only prudent to retain Merrill Lynch to assist us in developing a strategy that is in all respects in the best interests of shareholders.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

CONTACT:
Toreador Resources
Stewart P. Yee, VP Investor Relations
214-559-3933 or 972-249-5389
syee@toreador.net